Exhibit 99.1

Dream Finders Homes Announces Record Second Quarter 2021 Earnings, Increasing Quarterly Pre-Tax Income by 193% YoY

Jacksonville, Fla. – (August 10, 2021) — Dream Finders Homes, Inc. (NASDAQ: DFH) announces pre-tax income of $37 million for the quarter ended June 30, 2021, an increase of 193% over the $12 million earned in the quarter ended June 30, 2020. The increase in pre-tax income was primarily driven by an 83% increase in home sales revenues and 270 basis points of gross margin percentage accretion from the second quarter of 2020. Our focus on shareholder returns continues to deliver superior results with return on equity growing 10.6% to 44.3% for the trailing twelve months ended June 30, 2021, compared to 33.7% for the trailing twelve months ended June 30, 2020.

Second Quarter 2021 Highlights and Results

•
Total revenues were $365 million, an increase of 83% when compared to the $200 million in the second quarter of 2020. Home closings increased to 996 homes for the second quarter of 2021, a 91% increase over the 522 home closings in the second quarter of 2020. Average selling price per home closed in the second quarter of 2021 was $358,604 compared to $366,704 for the second quarter of 2020. The decrease in average selling price per home closed was driven by the acquisition of H&H Homes, which delivered 315 homes in the second quarter at an average selling price of $301,033

•
Gross margin as a percentage of homes sales revenues was 16.5%, an increase of 270 basis points when compared to the second quarter of 2020 gross margin percentage of 13.8%. Margin expansion was driven by price appreciation outpacing cost inflation as well as lower cost of funds

•	Pre-tax income, net of income attributable to non-controlling interests, was $33 million, an increase of 182% when compared to the $12 million generated in the second quarter of 2020
•	Net profit margin as a percentage of total revenues was 7.8%, an increase of 190 basis points when compared to the second quarter of 2020 net profit margin percentage of 5.9%
•	Net new orders increased to 1,521 homes, an increase of 92% over the net new orders of 792 in the second quarter of 2020. H&H Homes contributed 499 net new orders in the second quarter of 2021
•	The cancellation rate for the second quarter of 2021 was 14.4%, a decrease of 360 basis points from the 18.0% in the second quarter of 2020
•
Our controlled lot pipeline increased from 19,276 lots at December 31, 2020 to 22,923 at June 30, 2021 as we continue building for the future. As of June 30, 2021, the Company owned 4,280 lots, of which 3,224 were homes under construction. In addition, as of June 30, 2021, the Company’s lot pipeline under due diligence is over 14,000 lots

•
Active community count at the end of the second quarter of 2021 was 117, an increase of 36% over the 86 active communities at the end of the second quarter of 2020. Active community count at the end of 2020 was 126, resulting in an absorption rate of 4.7 per month for the six months ended June 30, 2021

•
Homes in backlog at the end of the second quarter of 2021 were 4,137, valued at $1,647 million, increases of 184% and 205%, respectively, over the 1,457 homes in backlog valued at $540 million at the end of the second quarter of 2020

•	Return on equity was 44.3% for the trailing twelve months ended June 30, 2021, compared to 33.7% for the trailing twelve months ended June 30, 2020
•
Selling, general and administrative expense as a percentage of revenue was 7.9% for the three months ended June 30, 2021, compared to 8.5% for the three months ended June 30, 2020. The decrease of 60 basis points is attributable to the Company achieving improved operating scale in certain segments

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “I’m proud of what we accomplished in the quarter. Our team’s strengths and our focus on delivering a quality product drove superior growth and returns in this challenging environment. Our strategic footprint and disciplined land acquisition strategy have positioned us to capitalize on market demand. Price appreciation in our homes sold has flowed through to our margins, which are outpacing the industry-wide headwinds we are facing in the supply chain.

Our operations have been impacted by numerous supply chain disruptions that - in our opinion - ultimately stemmed from suppliers’ start and stop production schedules, resulting from Covid-19. The homebuilding industry is resilient, and our suppliers and trade partners are working hard to address these issues. In response to the extended supply chain cycle times, we have taken steps throughout our communities to moderate sales to maintain the quality of our homes and maximize returns. We also believe that the recent relief in lumber prices will help keep costs down and allow builders to provide more affordability to customers. The best managers will find a way to work through different market environments. Our team is working relentlessly to find innovative ways to deliver homes more efficiently, resulting in growth and margin accretion.

Dream Finders Homes has the culture, tenacity and skills to navigate the current dynamics facing homebuilders and we maintain our unwavering focus on delivering a great product to our customers while maintaining market leading returns on shareholder equity. We remain focused on delivering a material portion of our record backlog in the second half of this year.”

Second Quarter 2021 Results

Net income for the quarter ended June 30, 2021 was $29 million, or $0.31 per diluted share. Net income for the second quarter of 2021 increased 144% when compared to the $12 million achieved in the second quarter of 2020 – net income for the second quarter of 2020 excludes the impact of income tax expense considerations, as the Company was a pass-through entity for taxation purposes at that time. Applying the Company’s six month effective tax rate of 17% to the Company’s earnings for the quarter ended June 30, 2020, would generate net income attributable to Dream Finders Homes, Inc. of $10 million, resulting in an increase of 194% over the second quarter of 2020 on a tax effected comparable basis.

During the second quarter of 2021, the Company recorded $7 million of other income in relation to its PPP loan forgiveness, partially offset by $4 million of contingent consideration expense due to a fair value adjustment of future expected earnout payments from the acquisition of H&H Homes. The increase in contingent consideration is due to H&H Homes exceeding our initial projections. At the time of the H&H Homes acquisition, the Company recorded a contingent consideration liability based on the expected value of future earn out payments of the acquiree. This liability is remeasured to fair value quarterly and the adjustment is recorded in other expense.

Full Year 2021 Outlook

Dream Finders Homes delivered a strong second quarter and remains focused on providing an affordable product for its entry-level and first-time move-up homebuyers. The Company recognizes the difficulties encountered in labor and materials constraints, as well as changing consumer dynamics created by the current environment. Management is determined to serve its customers by innovating ways to deliver homes and rapidly adapting to demand changes. Based on the Company’s backlog and average sales price per home closed, the low interest rate environment, and persistent relocation patterns into its core markets, the Company is well positioned to achieve its expected growth in 2021 and maintains its guidance of 5,000 to 6,000 home closings for the full year 2021. In addition, the Company expects an increase in the average sales price of homes closed in future quarters, as the average sales price in backlog as of June 30, 2021 was $398,048.

This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2021 remain similar to those experienced in the first half of 2021, and that construction costs and overall absorption rates in the remainder of 2021 are consistent with the Company’s recent experience.  In addition, this outlook assumes that the Company can continue to increase its portfolio of controlled lots, and that governmental regulations relating to land development, home construction and COVID-19 are similar to those currently in place. Any further COVID-19 governmental restrictions on land development, home construction or home sales could negatively impact the Company’s ability to achieve this number of home closings in 2021.

Investor Communication
Dream Finders Homes encourages all interested parties -- including analysts, current and potential stockholders, and other stakeholders -- to submit questions in writing about the Company’s results and business to investors@dreamfindershomes.com. The Company intends to make written responses to selected questions available monthly by furnishing Current Reports on Form 8-K to the Securities and Exchange Commission and through its investor relations website at https://investors.dreamfindershomes.com/.

About Dream Finders Homes, Inc.

Dream Finders Homes is based in Jacksonville, FL, and is one of the nation’s fastest growing homebuilding companies, with industry leading returns on shareholder’s equity. Dream Finders Homes builds homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia and Maryland. Dream Finders Homes achieves its industry leading growth and returns by maintaining an asset light homebuilding model.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2021 home closings and average sales price of homes closed in 2021; market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income and Operating Activity
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021 .	2020 .
Revenues	$365,276,101	$199,801,128	$708,836,466	$388,539,561
Cost of sales	303,589,420	171,236,637	594,626,181	334,982,320
Selling, general and administrative expense	28,686,162	17,062,297	55,652,375	34,581,082
Income from equity in earnings of unconsolidated entities	(1,125,001)	(1,926,702)	(2,857,394)	(3,286,090)
Loss/(Gain) on sale of assets	48,034	(200)	(17,483)	(34,295)
Loss on extinguishment of debt	-	-	697,423	-
Other Income
Other	(1,668,263)	(785,153)	(2,150,482)	(919,214)
Paycheck Protection Program forgiveness	(7,219,794)	-	(7,219,794)	-
Other Expense
Other	2,434,780	1,360,526	5,337,828	2,555,837
Contingent consideration revaluation	3,976,980	316,772	5,159,725	316,772
Interest expense	15,796	45,948	657,657	81,653
Income before taxes	$36,537,987	$12,491,003	$58,950,430	$20,261,496
Income tax expense	(4,478,317)	-	(9,294,799)	-
Net and comprehensive income	$32,059,670	$12,491,003	$49,655,631	$20,261,496
Net and comprehensive income attributable to non-controlling interests	(3,485,789)	(766,902)	(4,961,107)	(1,957,361)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$28,573,881	$11,724,101	$44,694,524	$18,304,135

Earnings per share(4)
Basic	$0.31	$-	$0.49	$-
Diluted	$0.31	$-	$0.49	$-
Weighted-average number of shares
Basic	92,521,482	-	92,521,482	-
Diluted	92,670,727	-	92,641,222	-

Other Financial and Operating Data
Active communities at end of period(1)	117	86	117	86
Home closings	996	522	1,998	1,037
Average sales price of homes closed	$358,604	$366,704	$347,261	$366,604
Net new orders	1,521	792	3,531	1,641
Cancellation rate	14.4%	18.0%	10.9%	14.9%
Backlog (at period end) – homes	4,137	1,457	4,137	1,457
Backlog (at period end, in thousands) – value	$1,646,725	$539,856	$1,646,725	$539,856
Gross margin (in thousands)(2)	$60,154	$27,386	$111,284	$51,413
Gross margin %(3)	16.5%	13.8%	15.8%	13.3%
Net profit margin	7.8%	5.9%	6.3%	4.7%

1)	A community becomes active once the model is completed or the community has its fifth sale. A community becomes inactive when it has fewer than five units remaining to sell.
2)	Gross margin is home sales revenue less cost of sales. Gross margin includes commission expense.
3)	Calculated as a percentage of home sales revenues.
4)
EPS was calculated based on net income attributable to common stockholders for the period January 21, 2021 through June 30, 2021 over the weighted average diluted shares outstanding for the same period. EPS was calculated prospectively for the period subsequent to the Company’s initial public offering and corporate reorganization as described in the prospectus dated January 20, 2021 and filed with the Securities and Exchange Commission on January 22, 2021, resulting in 92,521,482 shares of common stock outstanding as of the closing of the initial public offering. For the six months ended June 30, 2021, the diluted shares of common stock outstanding were 92,641,222.

	Three Months Ended June 30,				Six Months Ended June 30,
	2021 (unaudited)		2020 (unaudited)		2021 (unaudited)		2020 (unaudited)
	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Home Closings:
The Carolinas (H&H Homes)	315	$301,033	N/A	N/A	658	$293,807	N/A	N/A
Jacksonville	265	$351,496	247	$305,665	560	$338,077	513	$299,797
Orlando	147	$409,362	72	$384,195	308	$404,494	98	$362,162
Colorado	47	$494,604	50	$443,751	81	$473,882	97	$451,999
DC Metro	35	$681,706	37	$549,285	59	$640,193	88	$543,490
Other (1)	187	$331,101	116	$394,370	332	$332,649	241	$403,297
Total	996	$358,604	522	$366,704	1,998	$347,261	1,037	$366,604

(1) Austin, Savannah, Village Park Homes, Active Adult and Custom Homes.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30, 2021	December 31, 2020

Assets
Cash and cash equivalents	$6,154,320	$35,495,595
Restricted cash (VIE amounts of $5,946,424 and $8,793,201)	46,936,952	49,715,553
Accounts receivable	51,021,302	24,927,903
Inventories:
Construction in process and finished homes	537,758,853	396,630,945

Joint venture owned land and lots (VIE amounts of $18,151,982 and $40,900,552)	18,152,136	40,900,552
Company owned land and lots	75,083,602	46,839,616
Lot deposits	107,717,122	66,272,347
Equity method investments	7,453,783	4,545,349
Property and equipment, net	4,228,857	4,309,071
Operating lease right-of-use assets	12,788,540	14,219,248
Finance lease right-of-use assets	256,612	335,791
Intangible assets, net of amortization	2,161,250	2,660,003
Goodwill	30,360,997	28,566,232
Deferred tax asset	3,312,736	-
Other assets (VIE amounts of $2,159,645 and $1,288,359)	28,894,891	18,262,036
Total assets	$932,281,953	$733,680,241
Liabilities
Accounts payable (VIE amounts of $0 and $1,315,582)	34,204,013	37,418,693
Accrued expenses (VIE amounts of $8,571,439 and $9,977,268)	65,908,878	67,401,055
Customer deposits	93,275,468	59,392,135
Construction lines of credit	365,000,000	289,878,716
Notes payable (VIE amounts of $2,992,531 and $8,821,282)	4,048,531	29,653,282
Operating lease liabilities	13,064,645	14,410,560
Finance lease liabilities	267,198	345,062
Contingent consideration	27,110,480	23,157,524
Total liabilities	$602,879,213	$521,657,027

Mezzanine Equity
Preferred mezzanine equity	6,703,460	55,638,450
Common mezzanine equity	-	20,593,001
Total mezzanine equity	$6,703,460	$76,231,451

Members’ Equity
Common members’ equity	-	103,852,646
Total members’ equity	$-	$103,852,646

Stockholders’ Equity - Dream Finders Homes, Inc.
Class A common stock, $0.01 per share, 289,000,000 authorized, 32,295,329 outstanding	322,953	-
Class B common stock, $0.01 per share, 61,000,000 authorized, 60,226,153 outstanding	602,262	-
Additional paid-in capital	255,289,812	-
Retained earnings	45,610,738	-
Non-controlling interests	20,873,515	31,939,117
Total stockholders’ and members’ equity	329,402,740	212,023,214
Total liabilities, mezzanine equity, members’ equity and stockholders’ equity	$932,281,953	$733,680,241

SOURCE: Dream Finders Homes, Inc.

Investor and Analyst Contact – investors@dreamfindershomes.com
Rick Moyer – Chief Financial Officer
Anabel Fernandez – Treasurer
Jake Williamson – Director of Treasury

Media Contact – mediainquiries@dreamfindershomes.com
Rick Moyer – Chief Financial Officer
Anabel Fernandez – Treasurer
Robert Riva – General Counsel